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                                                                     EXHIBIT 4.3

                        SECOND SUPPLEMENTAL AGREEMENT TO

                  COMPREHENSIVE PRODUCTS AND SERVICES AGREEMENT

     This Supplemental Agreement to Comprehensive Products and Services Agreement (this "Supplemental Agreement") is executed on September 1(st), 2005 in Beijing by and between the following two parties through their respective authorized representatives:

     (1) China National Petroleum Corporation ("CNPC"), a state-owned enterprise duly established and existing under the laws of the People's Republic of China (the "PRC"), with its enterprise legal person business license number being 1000001001043 and registered address being at Liupukang, Xicheng District, Beijing; and

     (2) PetroChina Co., Ltd. ("PetroChina"), a joint stock limited company duly established and existing under the laws of the PRC, with its enterprise legal person business license number being 1000001003252 and registered address being at 16 Andelu, Dongcheng District, Beijing.

     WHEREAS,

     1. PetroChina is a company incorporated under the laws of the PRC and its H shares and the American Depositary Shares are currently listed and traded on the Stock Exchange of Hong Kong Limited (the "HKSE") and on the New York Stock Exchange, Inc. respectively, thereby, PetroChina shall comply with the laws of the PRC and of the jurisdictions in which its shares are listed in the conduct of its operations and other business activities;

     2. CNPC and PetroChina executed the Comprehensive Products and Services Agreement dated March 10, 2000 (the "Master Agreement"), whereby, CNPC and PetroChina shall, and shall agree to cause their respective subsidiaries, branches and other controlled entities to, provide relevant products and services to each other pursuant to relevant provisions therein;

     3. CNPC and PetroChina executed the First Supplemental Agreement to Comprehensive Products and Services Agreement (the "First Supplemental Agreement") on June 9, 2005, which amended certain terms of the Master Agreement. According to the agreement in the First Supplemental Agreement, the First Supplemental Agreement came into effect upon (i) the execution by the duly authorized representatives of both parties, (ii) the approval of the shareholders' meeting of PetroChina, and (iii) PetroChina becoming the shareholder of Zhong You Kan Tan Kai Fa Company Limited ("NewCo");

     4. As per the demands for the development of the business of PetroChina, and the provisions in the HKSE Listing Rules ("Listing Rules"), the two parties shall make corresponding amendments and supplements to the Master Agreement;

     5. The two parties hereby agree to provide and shall procure their respective entities, including their subsidiaries, branches and other relevant units, to provide products and services to each other both at home and abroad in accordance with the terms and

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principles of the Master Agreement, the First Supplemental Agreement and this
Supplemental Agreement.

NOW THEREFORE, the two parties enter into the following agreement:


                                    ARTICLE 1

The two parties agree to make the following amendments to the Master Agreement:

     1. The sixth paragraph of the Background of the Master Agreement shall be amended as follows:

"On such basis, Party A and Party B are willing to sign this Agreement, and provide each other with the relevant products and services pursuant to this Agreement. Therefore, both parties agree and guarantee to procure their respective entities, including their respective subsidiaries, branches and other relevant units, to provide the products and services hereof in accordance with the terms and principles of this Agreement;"

     2. Section 5.1(a) (ii) of the Master Agreement shall be amended as follows:

"Party A has the right to receive, including through its entities (including its subsidiaries, branches and other relevant units) fees pursuant to the provision of this Agreement;"

     3. Section 5.1(b) (i) of the Master Agreement shall be amended as follows:

"to procure and guarantee its entities, including its subsidiaries, branches and other relevant units, to enter into the relevant products and services implementation agreements with Party B and its entities, including its subsidiaries, branches and other related units thereof, pursuant to the provisions of this Agreement and the annual service demand and supply plans;"

     4. Section 5.1(b) (vi) of the Master Agreement shall be amended as follows:

"to procure its entities, including its subsidiaries, branches and other relevant units, to provide relevant services to Party B and its entities, including its subsidiaries, branches and other relevant units, and guarantee to indemnify Party B or the corresponding parties against any loss suffered by the same arising from any breach of any provision of this Agreement or the relevant product and service implementation agreements;"

     5. Section 5.2(a)(i) of the Master Agreement shall be amended as follows:

"Party B has the right to obtain, including through its entities (including its subsidiaries, branches and other relevant units), the services provided by Party A.;"

     6. Section 5.2(a) (iv) of the Master Agreement shall be amended as follows:

"to receive, including through its entities (including its subsidiaries, branches and other relevant units), the fees for services pursuant to this Agreement;"

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     7. Section 5.2(b) (i) of the Master Agreement shall be amended as follows:

"to procure and guarantee its entities, including its subsidiaries, branches and other relevant units, to enter into the relevant product and service implementation agreements with Party B and its entities, including its subsidiaries, branches and other related units thereof, pursuant to the provisions this Agreement and the supply and demand plan;"

     8. Section 1.2(a) of the Master Agreement shall be amended as follows by inserting such item as "risk operation services" therein as part of the construction and technical services:

"Construction and technical services: geophysical surveying, drilling, well-cementing, logging, mud logging, well testing, downhole operation, oilfield construction (including construction and installation), oil refinery construction (including construction and installation), engineering and design, project monitoring and management, equipment repairing and maintenance, equipment antiseptic testing and technology research (including the service of patent, know-how and computer software provided for the aforesaid service), information service, public construction (the road of oil fields and factories, municipal construction, civil buildings and public facilities), risk operation services and other relevant or similar services".

     9. Article 1 of the Master Agreement shall be amended by adding the following paragraph thereto as Section 1.4:

"Party B shall provide financial assistance to those companies jointly owned by Party A and Party B in which Party A and its subordinate companies and entities (including subsidiaries, branches and other entities) hold 10% or more of the voting securities, whether individually or in the aggregate, (hereinafter referred to as "Jointly-owned Companies"), including (a) the provision of entrusted loans to the Jointly-owned Companies through China National Petroleum Company Finance Co., Ltd. or other financial institutions, and (b) the provision of guarantee for the Jointly-owned Companies."

     10. Article 1 of the Master Agreement shall be amended by adding the following paragraph thereto as Section 1.5:

"The Jointly-owned Companies shall provide financial assistance to Party B, including (a) the provision of entrusted loans to Party B through China National Petroleum Company Finance Co., Ltd. or other financial institutions, and (b) the provision of guarantee for Party B."

     11. Article 1 of the Master Agreement shall be amended by adding the following paragraph thereto as Section 1.6:

"Products provided by Jointly-owned Companies include: crude oil, oil products, chemical products, and natural gas etc. Pricing standards for the foregoing products shall refer to the pricing standards of the same services as listed in Appendix 1 of the Master Agreement."

     12. Article 3 of the Master Agreement shall be amended by adding the following paragraph thereto as Section 3.3:

"(a) Pricing standards of the various financial assistance provided by Party B to Jointly-

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owned Companies shall refer to the pricing standards of the same services as listed in the financial service category of Appendix II of the Master Agreement;
(b) Pricing standards of the various financial assistance provided by Jointly-owned Companies to Party B shall refer to the pricing standards of the same services as listed in the financial category of Appendix II of the Master Agreement."

     13. Article 13 of the Master Agreement shall be amended by adding the following definition of "risk operation services" after the definition of "supply" in Section 13.1:

"Risk operation services: Within certain reserve blocks with exploitation difficulties specified by Party B, Party A provides comprehensive risk operation services to Party B for its exploitation and production within these reserve blocks by supplying capital and bear the risks. Party B is responsible to pay a service fee to Party A only when there are crude oil and natural gas outputs in these reserve blocks. Such services are contractual services. The mineral interests and ownership of reserves of such reserve blocks remain unchanged. The outputs of crude oil and natural gas shall be recorded to Party B, who is responsible for the centralized sales of such outputs. Taking into consideration the quality level, the difficulties of exploitation, and the investment status of the reserve blocks where Party A provides risk operation services, the service fee paid by Party B shall be calculated based on a certain percentage of the then prevailing market price of the crude oil and natural gas outputs under the risk operation services Party A provided, and shall be paid in cash. The service fee during the investment payback period shall be 60% - 70% of the then prevailing market price of crude oil and gas, and shall be 50% of the then prevailing market price of crude oil and gas after the investment payback period expires."

     14. Appendix II of the Master Agreement shall be amended by adding Item 16 "risk operation services" to the category of project technologies and services, the pricing standard is the "market price"; the original Item 16 (including information services) shall become Item 17.

     15. This Supplemental Agreement shall be effective for a term of three (3) years, commencing from the date on which this Supplemental Agreement comes into effect. The Master Agreement shall remain effective during the term hereof, and shall expire simultaneously with the expiration of this Supplemental Agreement.

     16. In case of any discrepancy between this Supplemental Agreement and the First Supplemental Agreement, this Supplemental Agreement shall prevail, regardless of the effective date of the First Supplemental Agreement.

     17. This Supplemental Agreement shall constitute amendments and supplements to the Master Agreement. Any matters not covered hereunder shall be governed by the Master Agreement. In case of any discrepancy between this Supplemental Agreement and the Master Agreement, this Supplemental Agreement shall prevail.

     ARTICLE 2 This Supplemental Agreement shall come into effect as of January 1, 2006 after being executed by the authorized representatives of both parties hereto and approved by the shareholders' general meeting of PetroChina.

     ARTICLE 3 IN WITNESS WHEREOF, both parties have executed this Supplemental Agreement at the date written on the first page above.

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CHINA NATIONAL PETROLEUM CORPORATION (COMPANY SEAL)



By: /s/ Wang Yilin
    ---------------------------
    Authorized Representative: Wang Yilin







PETROCHINA CO., LTD. (COMPANY SEAL)



By: /s/ Wang Guoliang
    --------------------------
    Authorized Representative: Wang Guoliang

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